Exhibit 21.1

Subsidiaries of Via Transportation, Inc.*

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Citymapper Limited	United Kingdom
Crosby Street Transit LLC	Delaware (United States)
Flatiron Transit LLC	Delaware (United States)
Glacier Point Transit ULC	Alberta (Canada)
Great Lakes Transit ULC	Alberta (Canada)
Greenpoint Transit LLC	Delaware (United States)
Kempsford Transport UK Ltd.	United Kingdom
NoMad Transit LLC	Delaware (United States)
Port City Transit LLC	Delaware (United States)
Remix Technologies LLC	Delaware (United States)
River North Transit LLC	Delaware (United States)
Sioux Falls Transit LLC	Delaware (United States)
Tidewater Transit LLC	Delaware (United States)
Via Betriebsgesellschaft mbH	Germany
Via Engineering Bulgaria EOOD	Bulgaria
Via France SARL	France
Via Mobility Australia Pty Ltd.	Australia
Via Mobility DE GmbH	Germany
Via Mobility Israel Ltd.	Israel
Via Mobility Japan K.K.	Japan
Via Mobility, LLC	Delaware (United States)
Via Rhein Main Mobility GmbH	Germany
Via Technologies Europe B.V.	Netherlands
Via Transit (USA) LLC	Delaware (United States)
Via Transportation Technologies Ltd.	Israel
Via Transportation UK Ltd.	United Kingdom
*Includes subsidiaries that do not fall under the definition of “significant subsidiary” as defined under Rule 1-02(w) of Regulation S-X.